UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 10, 2005

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K filed August 8, 2005, on August 8, 2005, American Tower Corporation (the “Company”) completed its merger with SpectraSite, Inc. (“SpectraSite”) and, in connection therewith, increased the size of the Company’s Board of Directors (the “Board”) from six to ten members and added four new directors to the Board. At a meeting held on August 10, 2005, the Compensation Committee of the Board approved an increase in annual compensation for the Company’s non-employee directors. The following information updates the information contained in the Company’s Proxy Statement filed April 27, 2005, with respect to compensation for members of the Board:

On August 10, 2005, the Company modified its standard compensatory arrangement with its non-employee directors. The Company increased the annual retainer for serving on the Board from $40,000 to $50,000. The Company also expanded the list of recipients who receive an additional $10,000 annual payment from each chairperson of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee, to include the lead director of the Board and the directors who serve as members of such Board committees. Total payments to any one director for Board and committee service are capped at $70,000 per year. In addition, directors remain eligible to receive options to purchase shares of the Company’s Class A Common Stock. The Company typically grants directors a fully-vested option to purchase 25,000 shares of the Company’s Class A Common Stock in the year that they are elected to the Board. Thereafter, the Company typically grants each director annually a fully vested option to purchase 10,000 shares of the Company’s Class A Common Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION
(Registrant)

Date: August 16, 2005	By:	/S/ BRADLEY E. SINGER
Bradley E. Singer
Chief Financial Officer and Treasurer